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EXHIBIT 99.1

** NEWS RELEASE **

             HOT TOPIC, INC. REPORTS FIRST QUARTER EPS INCREASES 22%
                       TO A RECORD $0.11 PER DILUTED SHARE

         CITY of INDUSTRY, CA, May 19, 2004 -- Hot Topic, Inc. (Nasdaq National
Market: HOTT), reported company-record results for the first quarter (13 weeks) ended May 1, 2004.

         Net income in the first quarter increased to $5.4 million or $0.11 per diluted share, from $4.4 million or $0.09 per diluted share for the first quarter of the last fiscal year. Net sales for the first quarter increased 27% to $128.1 million, from $100.7 million for the first quarter of fiscal 2003.

         As previously reported, comparable store sales increased 4.0% for the quarter compared to the first quarter of fiscal 2003.

         At the end of the quarter, the company operated 581 stores, including 52 Torrid stores, compared to 468 stores, including 34 Torrid stores, at the end of the first quarter of fiscal 2003.

         A conference call to discuss first quarter results, business trends, and other matters will be conducted today at 4:30 PM Eastern time. The conference call number is 800-370-0869, and will be accessible to all interested parties. The conference call will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 4735750, for approximately 10 days.

         Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company's second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. The company currently operates 534 Hot Topic stores in 49 states and Puerto Rico, 53 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

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         In addition to the historical information contained herein, this news release may contain forward-looking statements, including statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the company's SEC reports, including its Annual Report on Form 10-K for the year ended January 31, 2004. The historical results achieved are not necessarily indicative of the future prospects of the company.

Contact:

Hot Topic, Inc., City of Industry, CA
Mr. Jim McGinty, CFO (626) 839-4681 x2675
Mr. Marc Campbell, Director of IR (626) 839-4681 x2419

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                                 HOT TOPIC, INC.
                          SUMMARY STATEMENTS OF INCOME
                                   (Unaudited)

                                                         First Quarter Ended
                                                         -------------------
                                                    May 1, 2004      May 3, 2003
                                                    -----------      -----------
(In thousands, except per share amounts)

Net sales                                          $    128,143     $    100,657
Cost of goods sold, including buying,
 distribution and occupancy costs                        83,826           65,043
Gross margin                                             44,317           35,614
Selling, general and administrative expenses             35,985           28,859
Operating income                                          8,332            6,755
Interest income-net                                         352              358
Income before income taxes                                8,684            7,113
Provision for income taxes                                3,326            2,703
Net income                                         $      5,358     $      4,410

Earnings per share
   Basic                                           $       0.11     $       0.09
   Diluted                                         $       0.11     $       0.09
Weighted average shares outstanding
   Basic                                                 48,019           46,968
   Diluted                                               50,131           48,567

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                                 HOT TOPIC, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                     May 1, 2004     May 3, 2003
                                                     -----------     -----------
Current Assets:
 Cash, cash equivalents and short-term investments   $    86,271     $    71,520
 Inventory                                                57,623          43,945
 Prepaid expenses and other                               11,089           8,950
 Deferred tax assets                                       2,259           2,093
Total current assets                                     157,242         126,508
Leaseholds, fixtures and equipment - net                  96,236          76,547
Deposits and other                                           193             171
Deferred tax assets                                           --             683
Total assets                                         $   253,671     $   203,909

Current Liabilities:
 Accounts payable                                    $    22,042     $    15,922
 Accrued liabilities                                      22,913          17,378
 Income taxes payable                                      2,269             290
Total current liabilities                                 47,224          33,590
Deferred rent                                              3,368           2,528
Deferred tax liability                                     3,316              --
Total liabilities                                         53,908          36,118
Shareholders' equity                                     199,763         167,791
Total liabilities and shareholders' equity           $   253,671     $   203,909


                                 HOT TOPIC, INC.
                                   OTHER DATA
                             (Dollars in thousands)
                                   (Unaudited)

                                                         First Quarter Ended
                                                         -------------------
                                                     May 1, 2004     May 3, 2003
                                                     -----------     -----------

Depreciation and amortization                        $     5,018     $     4,359
Capital expenditures                                 $    12,978     $     8,773
Number of stores open at end of period:
  Hot Topic                                                  529             434
  Torrid                                                      52              34
Total store square footage                             1,044,700         833,600